HSBC Finance Corporation - Registration No. 333-120496 Rule 424(b)(3) Pricing Supplement No. 113 Dated Monday, June 18, 2007

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSM9	$15,635,000.00	0.200%	$15,603,730.00	Fixed	5.250%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2008	09/15/2007	$12.25	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSN7	$10,669,000.00	0.400%	$10,626,324.00	Fixed	5.300%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2009	09/15/2007	$12.37	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSP2	$9,088,000.00	0.750%	$9,019,840.00	Fixed	5.550%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2011	12/15/2007	$26.83	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XSQ0	$10,310,000.00	1.000%	$10,206,900.00	Fixed	5.600%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
06/15/2012	12/15/2007	$27.07	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Securities LLC and Wachovia Securities, LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Offering Dates: Monday, June 11, 2007 through
Monday, June 18, 2007
Trade Date: Monday, June 18, 2007 @ 12:00 PM ET
Settlement Date: Thursday, June 21, 2007
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04